Exhibit 99.1

FOR IMMEDIATE RELEASE

Electromed, Inc. Announces Fiscal 2019 Second Quarter Financial Results

-- 15.1% year-over-year increase in revenue --

New Prague, Minnesota – February 12, 2019 – Electromed, Inc. (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced financial results for the three months ended December 31, 2018 (Q2 FY 2019).

Q2 FY 2019 Highlights

●	Net revenue increased 15.1% to $8.0 million from $7.0 million during the three months ended December 31, 2017 (Q2 FY 2018).

●	Gross profit rose 12.2% to $6.1 million from $5.4 million in Q2 FY 2018.

●	Operating income declined to $672,000, from $771,000 in Q2 FY 2018, reflecting a $181,000 increase in research and development (R&D) spending to support a new product feature.

●	Net income equaled $378,000, or $0.04 per diluted share, compared to $420,000, or $0.05 per diluted share, in Q2 FY 2018.

●	Cash flow from operating activities totaled $518,000, compared to $1.2 million in Q2 FY 2018. Cash flow from operating activities in Q2 FY 2018 included approximately $563,000 from Medicare related to a settlement of older claims that were in appeals.

●	Field sales employees grew to 52 at the end of Q2 FY 2019 from 43 at the end of Q2 FY 2018.

Kathleen Skarvan, President and Chief Executive Officer of Electromed, commented, “We achieved more referrals and approvals compared to the same quarter in the prior year, reflecting our expanded sales force, ongoing excellence in our reimbursement operations and continuing efforts to advance physician awareness and education surrounding the benefits of high frequency chest wall oscillation therapy (HFCWO) with our SmartVest® device. In our institutional market, we achieved another quarter of strong revenue growth, driven primarily by our strategic focus on integrated delivery networks.”

Q2 FY 2019 Review

Net revenue increased 15.1% to $8.0 million, from $7.0 million in Q2 FY 2018, primarily driven by higher home care revenue. Home care revenue rose 13.0% to $7.3 million from $6.5 million in Q2 FY 2018, primarily due to growth in referrals and approvals driven by a larger field sales staff and continued improvements in the company’s reimbursement operations that led to a greater referral to approval percentage.

Gross profit increased 12.2% to $6.1 million, or 75.7% of net revenue, from $5.4 million, or 77.6% of net revenue, in Q2 FY 2018. The increase in gross profit resulted primarily from an increase in home care revenue. The decrease in gross profit as a percentage of net revenue was driven by a lower selling price per device in the company’s institutional market.

Operating expenses, which include selling, general and administrative (SG&A) as well as R&D expenses, totaled $5.4 million, or 67.3% of net revenue, compared with $4.6 million, or 66.5% of net revenue, in the same period of the prior year. SG&A expenses increased 12.6% to $5.2 million, from $4.6 million in Q2 FY 2018, primarily due to higher payroll and compensation-related expenses and increased travel, meals and entertainment expenses, which were driven by the expansion of our sales team. As a percentage of revenue, SG&A expenses improved to 64.3% compared to 65.7%, reflecting ongoing cost-containment efforts and improvements in sales force productivity. R&D expenses increased to $238,000, from $57,000 in Q2 FY 2018, due to work on an innovative product feature designed to improve patients’ access to treatment adherence data.

Operating income totaled $672,000, compared to $771,000 in Q2 FY 2018.

Net income before income tax expense totaled $689,000 compared to $766,000 in Q2 FY 2018.

Net income equaled $378,000, or $0.04 per diluted share, compared to $420,000, or $0.05 per diluted share, in Q2 FY 2018. In Q2 FY 2019, income tax expense totaled $311,000, compared to $346,000 in the same period of the prior year.

“We remain dedicated to achieving double digit top-line growth and expect improved bottom-line results over the next few years through diligent execution of our growth strategy, enhanced sales force productivity and tighter expense management,” Ms. Skarvan added. “Our sales team is hyper-focused on strategic accounts and visit frequency within each of our territories to drive further market share gains. Moreover, we are intensifying our efforts to secure home care referrals from hospitals, which have powerful economic incentives to prescribe SmartVest at the time patients are discharged to avoid costly readmission penalties under the Affordable Care Act. With continued progress in these areas, we see a tremendous opportunity to gain share in the large and growing bronchiectasis market.”

Year-to-Date FY 2019 Summary

For the six months ended December 31, 2018, revenue grew 15.2% to $15.3 million, from $13.3 million in the same period of fiscal 2018, driven by a 13.3% increase in home care revenue. Gross margins were 75.9%, compared to 76.1% in the prior fiscal year, while net income was approximately $532,000, or $0.06 per diluted share, compared to approximately $501,000, or $0.06 per diluted share, in the first six months of fiscal 2018.

Financial Condition

The Company’s balance sheet at December 31, 2018 included cash of $7.2 million, compared to $6.8 million at the same time a year earlier, working capital of $19.9 million, and shareholders’ equity of $23.8 million. During the quarter, the Company utilized cash to repay the required balloon payment of approximately $1,085,000 to satisfy the balance of our term debt. As a result of this payment, the Company now has no long-term debt.

Conference Call

Management will host a conference call on February 13, 2019 at 8:00 am CT (9:00 am ET) to discuss Q2 FY 2019 financial results and other matters.

Interested parties may participate in the call by dialing:

●	(877) 407-9753 (Domestic)

●	(201) 493-6739 (International)

The conference call will also be accessible via the following link:

https://78449.themediaframe.com/dataconf/productusers/elctr/mediaframe/28686/indexl.html

For those who cannot listen to the live broadcast, an online webcast replay will be available in the Investor Relations section of the Company’s web site at: http://investors.smartvest.com/

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992. Further information about the Company can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “believe,” “estimate,” “expect,” “may,” “plan” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to: the competitive nature of our market; risks associated with expansion into international markets; changes to Medicare, Medicaid, or private insurance reimbursement policies; new drug or pharmaceutical discoveries; changes to health care laws; changes affecting the medical device industry; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; our ability to protect and expand our intellectual property portfolio; our ability to renew our line of credit or obtain additional credit as necessary; our ability to develop new sales channels for our product; and general economic and business conditions, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent reports on Form 10-Q and Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Contacts:

Electromed, Inc.	The Equity Group Inc.
Jeremy Brock, Chief Financial Officer	Kalle Ahl, CFA
(952) 758-9299	(212) 836-9614
investorrelations@electromed.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Financial Tables Follow:

Electromed, Inc.

Condensed Balance Sheets

	December 31, 2018	June 30, 2018

Assets
Current Assets
Cash	$7,211,122	$7,455,844
Accounts receivable (net of allowances for doubtful accounts of $45,000)	11,937,466	11,811,308
Contract assets	781,806	776,338
Inventories	2,735,934	2,486,848
Prepaid expenses and other current assets	329,327	751,541
Income tax receivable	24,860	—
Total current assets	23,020,515	23,281,879
Property and equipment, net	2,875,807	3,091,242
Finite-life intangible assets, net	618,034	649,103
Other assets	6,257	5,907
Deferred income taxes	361,000	364,000
Total assets	$26,881,613	$27,392,131

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$—	$1,101,043
Accounts payable	713,097	810,644
Accrued compensation	1,195,479	1,269,849
Income taxes payable	—	397,390
Warranty reserve	790,000	760,000
Other accrued liabilities	372,494	464,357
Total current liabilities	3,071,070	4,803,283

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value; authorized: 13,000,000 shares; 8,384,184 and 8,288,659 issued and outstanding at December 31, 2018 and June 30, 2018, respectively	83,842	82,887
Additional paid-in capital	15,641,714	14,953,103
Retained earnings	8,084,987	7,552,858
Total shareholders’ equity	23,810,543	22,588,848
Total liabilities and shareholders’ equity	$26,881,613	$27,392,131

Electromed, Inc.

Condensed Statements of Operations

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2018	2017	2018	2017
Net revenues	$8,012,487	$6,963,044	$15,288,370	$13,267,366
Cost of revenues	1,950,040	1,560,427	3,683,039	3,174,032
Gross profit	6,062,447	5,402,617	11,605,331	10,093,334

Operating expenses
Selling, general and administrative	5,152,394	4,575,172	10,428,148	9,096,076
Research and development	237,838	56,794	306,028	127,458
Total operating expenses	5,390,232	4,631,966	10,734,176	9,223,534
Operating income	672,215	770,651	871,155	869,800

Interest income (expense), net	16,521	(4,894)	29,974	(9,093)
Net income before income taxes	688,736	765,757	901,129	860,707

Income tax expense	311,000	346,000	369,000	360,000
Net income	$377,736	$419,757	$532,129	$500,707

Income per share:
Basic	$0.05	$0.05	$0.06	$0.06
Diluted	$0.04	$0.05	$0.06	$0.06

Weighted-average common shares outstanding:
Basic	8,298,961	8,200,167	8,279,493	8,200,167
Diluted	8,669,739	8,648,886	8,658,346	8,645,987

Electromed, Inc.

Condensed Statements of Cash Flows

	Six Months Ended December 31,
	2018	2017
Cash Flows From Operating Activities
Net income	$532,129	$500,707
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	$329,947	$329,719
Amortization of finite-life intangible assets	$59,863	$56,610
Amortization of debt issuance costs	$1,958	$4,394
Share-based compensation expense	$500,745	$386,248
Deferred taxes	$3,000	$(50,000)
Loss on disposal of property and equipment	$1,198	$—
Changes in operating assets and liabilities:
Accounts receivable	$(126,158)	$347,190
Contract assets	$(5,468)	$7,356
Inventories	$(242,459)	$169,723
Prepaid expenses and other assets	$421,864	$4,074
Income tax receivable	$(24,860)	$—
Income tax payable	$(397,390)	$(72,414)
Accounts payable and accrued liabilities	$(233,780)	$(153,824)
Net cash provided by operating activities	$820,589	$1,529,783

Cash Flows From Investing Activities
Expenditures for property and equipment	$(122,337)	$(228,176)
Expenditures for finite-life intangible assets	$(28,794)	$(10,038)
Net cash used in investing activities	$(151,131)	$(238,214)

Cash Flows From Financing Activities
Principal payments on long-term debt including capital lease obligations	$(1,103,001)	$(25,041)
Issuance of common stock upon exercise of options	$188,821	$—
Net cash used in financing activities	$(914,180)	$(25,041)
Net (decrease) increase in cash	$(244,722)	$1,266,528
Cash
Beginning of period	$7,455,844	$5,573,709
End of period	$7,211,122	$6,840,237

###